Coinmach Service Corp. Announces Fiscal Fourth Quarter and Fiscal Year 2007

Financial Results

PLAINVIEW, N.Y., May 29, 2007 — Coinmach Service Corp. (the “Company”) (Amex: “DRY”, “DRA”), a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America, today reported its quarterly and annual financial results for the period ended March 31, 2007.

“I am pleased to announce the fourth quarter and year end financial results for Coinmach Service Corp.’s 2007 fiscal year. This year, each of the Company’s operating segments achieved their highest level of EBITDA since the November 2004 IPO. Additionally, Net Cash Flow before IDS distributions and dividends is at its highest since that time. Year over year, consolidated EBITDA improved by 5%, attributable to a 3% increase in the core Route operations and a 12% increase in the Rental business, coupled with significant improvement in the Distribution business. Net Cash Flow before IDS distributions and dividends improved by 21% over the prior year period or $8.9 million, further demonstrating the Company’s consistent ability to fund dividends and reduce leverage,” said Stephen Kerrigan, the Company’s Chairman and Chief Executive Officer.

“During fiscal year 2007, we produced approximately $52 million of cash flow before IDS distributions and dividends. From this cash flow, we distributed approximately $33 million or 63% to our IDS unit holders (“DRY”) as well as our Class A common holders (“DRA”) in the form of interest and dividends. Additionally, the Company reduced debt by approximately $7 million and paid a $10 million dividend to its Class B shareholders.

Mr. Kerrigan continued, “Our solid financial results this year are attributable to several factors. The Route segment continues to improve as a result of disciplined pricing strategies, as well as gradual occupancy rate improvements throughout our broad geographic operating regions. Small acquisitions, particularly ASI, also contributed to the improvement in EBITDA and cash flow. Our Rental business, Appliance Warehouse, continues to grow organically and improve margins through several revenue initiatives. Finally, margins in Super Laundry, our Distribution operation, improved as we continue to focus on improving our net sales.”

“Looking forward to fiscal 2008, we will continue to build upon the financial improvements reported in fiscal 2007.  In that regard, we intend to continue the emphasis on pricing strategies to drive same store sales improvements.  Additionally, we anticipate improved financial results from ASI as the college and university bidding season is currently underway.  Finally, we anticipate expanding Appliance Warehouse into two new operating regions which should enhance growth in revenues and cash flow at our rental operations.”

“As for other initiatives, we continue to review acquisition opportunities in the core Route business that arise in the ordinary course, noting that we shall remain highly disciplined to identify cash flow accretive acquisition candidates, such as the ASI acquisition from this past fiscal year. Additionally, we also are considering broadening the Company’s service platform, to offer collection and related services to other route based non-laundry businesses.”

As of March 31, 2007, the Company had outstanding (i) approximately 13.4 million IDS units, each unit representing one share of the Company’s Class A common stock and an 11% senior secured note due 2024 with a principal amount of $6.14, and (ii) approximately 29.3 million shares of Class A common stock, of which approximately 15.9 million shares were held separate and apart from the IDSs.

The Company’s board of directors has approved a dividend on shares of its Class A common stock of approximately $0.206 per share of Class A common stock payable on June 1, 2007 to holders of record on May 25, 2007, which together with an interest payment of approximately $0.169 on the underlying 11% senior secured note payable to holders of record on May 25, 2007 will aggregate $0.375 per IDS.

The Company’s board of directors has also approved a dividend on shares of its Class B common stock of approximately $0.428 per share of Class B common stock payable on June 1, 2007 for the fiscal year ended March 31, 2007 to holders of record on May 25, 2007. Subject to certain limitations, our dividend policy provides that holders of class B Common Stock may receive annual cash dividends on June 1 of each fiscal year.

The Class A common stock dividend represents the Company’s tenth consecutive quarterly dividend payment, consistent with the Company’s dividend policy.

Results for the Quarter and Year Ended March 31, 2007 and 2006

Net Cash Flow before IDS distributions and dividends was $12.9 million for the quarter ended March 31, 2007 as compared to $11.0 million for the quarter ended March 31, 2006. Net Cash Flow before IDS distributions and dividends was $51.8 million for the fiscal year ended March 31, 2007 as compared to $42.9 million for the fiscal year ended March 31, 2006.

The following table (unaudited) reflects the computation of Net Cash Flow* (in millions):

	Quarter ended		Fiscal Year ended March 31,
	March 31,
	2007	2006 (3)	2007	2006 (3)
Consolidated EBITDA*:	$41.9	$39.3	$167.3	$160.0
Less:
Interest Expense from Third party notes and other	11.4	11.2	45.9	47.8
Capital Expenditures (1)	17.0	14.7	65.7	62.7
Capital Expenditures relating to technology upgrades	0.6	2.4	3.9	6.6

Net Cash Flow before IDS distributions and dividends	12.9	11.0	51.8	42.9

IDS interest distributions	2.3	2.7	9.1	12.3
Dividends-Class A Common Stock	6.0	6.0	24.0	19.8

Net Cash Flow before Class B dividends	4.6	2.3	18.7	10.8

Dividends-Class B Common Stock (2)	2.5	2.5	10.0	10.0

Net Cash Flow	$2.1	$(0.2)	$8.7	$0.8

*Consolidated EBITDA for the fiscal 2007 periods exclude transaction costs related to the Company’s purchase of a portion of its 11% senior secured notes in April 2006. Consolidated EBITDA for the fiscal 2006 periods exclude transaction costs related to the Company’s refinancing of its credit facility in December 2005. For information regarding the Company’s use of Net Cash Flow and EBITDA and for reconciliations of such non-GAAP measures to net income (loss) and cash flow from operating activities, refer to “Presentation of Non-GAAP Financial Information” below, including the tables attached hereto.

(1) Represents cash used in investing activities excluding acquisition of net assets for the periods presented.

(2)	On May 9, 2007, the Company declared cash dividends on each share of Class B common stock, payable on June 1, 2007, for the fiscal year ending March 31, 2007 equal to the cash dividends paid or to be paid contemporaneously, on each share of Class A common stock for such fiscal year, up to an aggregate amount of $10.0 million, so long as cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in the Company’s dividend policy. On May 10, 2006, the Company declared cash dividends on each share of Class B common stock, paid on June 1, 2006, for the fiscal quarter ending March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, for an aggregate amount of $2.5 million and $10.0 million, as set forth in the Company’s dividend policy.

(3)	The periods ended March 31, 2006 and March 31, 2007 are not comparable due to the timing of the Class A offering and the tender offer which occurred during the fourth quarter of the 2006 Fiscal Year.

The following discussion of operating results focuses on revenue and EBITDA for each of the Company’s operating segments. For information regarding the Company’s use of EBITDA and for reconciliations to net (loss) income and cash flow from operating activities, refer to “Presentation of Non-GAAP Financial Information” below, including the tables attached hereto.

	Quarter ended		Fiscal Year ended
	March 31,		March 31,
	2007 (unaudited)	2006	2007 (unaudited)	2006
Revenue:

Route	$122.7	$123.1	$492.1	$481.7
Rental	9.5	9.4	38.4	36.1
Distribution	6.5	6.1	24.8	25.7

Total	138.7	138.6	555.3	543.5

EBITDA (unaudted):

Route	$40.7	$38.5	$161.0	$156.7
Rental	4.5	4.1	17.3	15.4
Distribution	0.3	0.1	1.8	0.7
Corporate	(3.6)	(3.4)	(12.8)	(12.8)

Total	41.9	39.3(2)	167.3(1)	160.0(2)

Capital Expenditures: (3)

Route	$15.9	$13.9	$62.4	$57.3
Rental	1.1	0.6	3.3	5.0
Distribution	—	0.2	—	0.4
Corporate (4)	0.6	2.4	3.9	6.6

Total	17.6	17.1	69.6	69.3

(1) Excludes transaction costs relating to the repurchase in April 2006 of approximately $5.6 million principal amount of the Company’s 11% senior secured notes.

(2) Excludes transaction costs relating to the Company’s refinancing of its credit facility in December 2005.

(3) Represents cash used in investing activities excluding acquisition of net assets for the periods presented.

(4) Includes expenditures for technology upgrades related primarily to the ongoing consolidated service and dispatch center, along with other field service management and collection systems for the periods presented.

“As of March 31, 2007, we are extremely proud to have returned in excess of $75 million of interest and dividends to our investors since the IPO in November 2004.  Cash flow improvements have enabled us to make those distributions, along with funding ongoing strategic initiatives such as the technology investment at our Center of Excellence in Dallas, Texas, as well as acquisitions such as ASI. Additionally, notwithstanding the reinvestment in our business segments, we continue to reduce indebtedness while maintaining strong liquidity position with a cash balance as of March 31, 2007 in excess of $39 million, along with revolver availability of approximately $68 million.  As such, we are pleased with our financial performance in fiscal 2007, but remain focused on continuous improvements in our three operating segments. Additionally, we will complete the roll out of the technology upgrade throughout our operating regions which expect to enhance financial results in late fiscal 2008”, stated Mr. Stephen Kerrigan.

Mr. Kerrigan continued, “For the quarter ended March 31, 2007, consolidated revenue increased slightly with improved EBITDA and cash flow of $2.6 million and $2.1 million, respectively, from the March 31, 2006 period. Similarly, for the fiscal year ended March 31, 2007 versus 2006, consolidated revenue increased by $11.8 million with improved EBITDA of $7.3 million and improved cash flow of $7.0 million.”

“On a segment level, the Route operation reported decreased revenue of $0.4 million and improved EBITDA of $2.2 million for the quarter over quarter period ended March 31, 2007 and 2006, respectively.  Cash flow for the comparable period increased by approximately $0.2 million which is attributed to the timing of capital expenditures.  For the fiscal year ended March 31, 2007, the Route operation reported increased revenue of $10.4 million with $4.3 million of improved EBITDA, but a $0.8 million decline in cash flow as compared to the prior year period.  The Rental segment generated revenue and EBITDA growth of approximately 1% and 10%, respectively, for the quarter over quarter period ended March 31, 2007 and 2006.  In terms of the fiscal year ended March 31, 2007 versus 2006, Rental revenue grew by approximately 6% with EBITDA growth of approximately 12%. The Distribution segment recorded improved financial results, reflecting the efforts to restructure its operations to improve EBITDA and resulting cash flow.  On a consolidated basis, corporate expenses increased by approximately $0.2 million quarter over quarter due to the timing of public company expenses.  In addition, financial results had been affected by costs associated with efforts and procedures required to comply with Sarbanes Oxley.  Excluding expenditures related to acquisitions and the technology upgrades, consolidated capital expenditures increased by approximately $2.3 million this quarter as compared to the same quarter last year.”

Earnings Conference Call

The Company has scheduled a conference call for Wednesday May 30, 2007, at 10:00 a.m. Eastern Standard Time to discuss its fiscal fourth quarter and fiscal year-end 2007 financial results. Hosting the call will be Stephen R. Kerrigan, the Company’s Chairman and Chief Executive Officer, and Robert M. Doyle, the Company’s Chief Financial Officer. Interested parties may participate by accessing the teleconference via a webcast on the Company’s Investor Relations page, www.coinmachservicecorp.com, or by dialing 1-800-819-9193 (1-913-981-4911) for international callers) and using the pass code 8445308 approximately 5 minutes before the start of the call. The call will be open to the public with a question and answer session at the end of the call. A replay of the conference call will be available for 7 days on the Company’s Investor Relations page or by dialing 1-888-203-1112 (1-719-457-0820) for international callers) and using the pass code 8445308.

About Coinmach Service Corp.

Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.

Presentation of Non-GAAP Financial Information

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP (U.S. generally accepted accounting principles). Net Cash Flow is defined as consolidated EBITDA less capital expenditures (including property, plant and equipment) and interest expense. Management believes Net Cash Flow (after capital and interest) is a useful measure of the Company’s ability, subject to restrictions contained in its debt agreements and those of its subsidiaries and applicable law, to pay dividends on its common stock. EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate its ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by the Company as a measure of evaluating the performance of its three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. The Company uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. The Company’s use of Net Cash Flow and EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that Net Cash Flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, such measures may not be comparable to other similarly titled measures of other companies. Reconciliations of EBITDA to Net Cash Flow and EBITDA to net (loss) income and cash flow provided from operating activities are included in the attached tables.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates”, “plans” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

COINMACH SERVICE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Quarter ended March 31,		Fiscal Year ended March 31,
	2007 (unaudited)	2006	2007 (unaudited)	2006
Revenues	$138,732	$138,591	$555,298	$543,485

Operating, general and administrative expense	96,804	99,224	387,974	383,164
Depreciation and amortization	18,491	18,669	74,378	75,556
Amortization of advance location payments	5,780	5,031	20,482	19,219
Amortization of intangibles	3,692	3,633	14,372	14,118
Other items, net	—	—	—	310

	124,767	126,557	497,206	492,367
Operating income	13,965	12,034	58,092	51,118

Interest expense	13,655	13,883	55,014	60,099
Transaction costs	—	28,866	845	31,486

Income (loss) before income taxes	310	(30,715)	2,233	(40,467)
Provision (benefit) for income taxes	809	(12,062)	2,080	(15,885)

Net (loss) income	$(499)	$(18,653)	$153	$(24,582)

COINMACH SERVICE CORP.
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA
(unaudited, in thousands)

	Quarter ended March 31,		Fiscal Year ended March 31,
	2007	2006	2007	2006
Net (loss) income	$(499)	$(18,653)	$153	$(24,582)
Depreciation and amortization	27,963	27,333	109,232	108,893
Provision (benefit) for income taxes	809	(12,062)	2,080	(15,885)
Interest expense	13,655	13,883	55,014	60,099

EBITDA (1)	41,928	10,501	166,479	128,525
Add back transaction costs:	—	28,866	845	31,486

EBITDA (excluding transaction costs)	$41,928	$39,367	$167,324	$160,011

RECONCILIATION OF CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO EBITDA
(unaudited, in thousands)

	Quarter ended March 31,		Fiscal Year ended March 31,
	2007	2006	2007	2006
Cash flow provided by operating activities	$26,138	$11,665	$113,655	$96,138
Provision (benefit) for income taxes	809	(12,062)	2,080	(15,885)
Interest expense	13,655	13,883	55,014	60,099
Loss on redemption of 9% senior notes	—	(19,082)	—	(19,082)
Loss on redemption of 11% senior notes	—	(8,221)	(831)	(8,221)
Loss on redemption of credit facility	—	1	—	(1,699)
Gain on sale of equipment	104	281	469	327
Stock-based compensation	(59)	(198)	(253)	(210)
Deferred income taxes	(628)	12,462	(1,012)	16,285
Amortization of deferred issue costs	(197)	(302)	(792)	(1,905)
Changes in assets and liabilities,
net of effects of business combination	2,106	12,074	(1,851)	2,678

EBITDA (1)	41,928	10,501	166,479	128,525
Add back transaction costs:	—	28,866	845	31,486

EBITDA (excluding transaction costs)	$41,928	$39,367	$167,324	$160,011

(1)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in our financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by U.S. generally accepted accounting principles) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies.

COINMACH SERVICE CORP.
SELECTED CONSOLIDATED CASH FLOW DATA
(in thousands)

	Fiscal Year ended
	March 31,
	2007 (unaudited)	2006
OPERATING ACTIVITIES:
Net income (loss)	$153	$(24,582)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74,378	75,556
Amortization of advance location payments	20,482	19,219
Amortization of intangibles	14,372	14,118
Deferred income taxes	1,012	(16,285)
Amortization of deferred issue costs	792	1,905
Premium on redemption of 9% senior notes due 2010	—	14,603
Premium on redemption of 11% senior secured notes due 2024	417	4,833
Write-off of deferred issue costs	414	9,566
Gain on sale of equipment	(469)	(327)
Stock-based compensation	253	210
Change in operating assets and liabilities	1,851	(2,678)

Net cash provided by operating activities	113,655	96,138

INVESTING ACTIVITIES:
Additions to property, equipment and leasehold improvements	(54,854)	(57,937)
Advance location payments to location owners	(16,399)	(14,239)
Acquisition of net assets related to acquisition of businesses	(17,914)	(3,436)
Proceeds from sale of property and equipment	1,606	2,884

Net cash used in investing activities	(87,561)	(72,728)

FINANCING ACTIVITIES:
Repayments under credit facility	(2,300)	(241,082)
Proceeds from credit facility	—	570,000
Redemption of 11% senior secured notes due 2024	(5,649)	(48,401)
Payment of premium on 11% senior secured notes due 2024	(417)	(4,833)
Issuance costs	(6)	(3,108)
Principal payments on capitalized lease obligations	(3,985)	(4,668)
Repayments to bank and other borrowings	(153)	(246)
Redemption of 9% senior notes due 2010	—	(324,500)
Payment of premium on 9% senior notes due 2010	—	(14,603)
IDS and third party senior secured notes issuance costs	—	172
Proceeds from Issuance of Class A Common Stock	—	102,659
Redemption of Common Stock	—	(32,365)
Cash dividends paid	(36,562)	(17,698)

Net cash used in financing activities	(49,072)	(18,673)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22,978)	4,737

CASH AND CASH EQUIVALENTS:
Beginning of year	62,008	57,271

End of year	$39,030	$62,008

COINMACH SERVICE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	March 31,	March 31,
	2007 (unaudited)	2006
ASSETS:
Current assets:
Cash and cash equivalents	$39,030	$62,008
Receivables, net	6,755	5,935
Inventories	14,575	11,458
Prepaid expenses	4,997	4,375
Interest rate swap asset	—	2,615
Other current assets	2,377	1,796

Total current assets	67,734	88,187

Advance location payments	64,371	67,242
Property, equipment and leasehold improvements, net	239,740	252,398
Contract rights, net	294,800	296,912
Goodwill	208,590	206,196
Other assets	8,608	11,531

TOTAL ASSETS	$883,843	$922,466

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$35,796	$32,956
Accrued rental payments	33,019	33,044
Accrued interest	6,847	3,563
Interest rate swap liability	155	—
Current portion of long-term debt	5,527	11,151

Total current liabilities	81,344	80,714

Deferred income taxes	50,005	49,984
Long-term debt, less current portion	651,768	653,102

Total liabilities	783,117	783,800

Stockholders’ Equity:
Class A common stock, par value $0.01, authorized 100,000,000 shares; 29,260,030 shares issued and outstanding at March 31, 2007 and 29,113,641 shares issued and outstanding at March 31, 2006	292	291
Class B common stock, par value $0.01, authorized 100,000,000 shares; 23,374,450 shares issued and outstanding at March 31, 2007 and March 31, 2006	234	234
Additional paid-in capital	389,862	389,616
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive income, net of tax	(231)	1,547
Accumulated deficit	(281,443)	(245,034)

Total stockholders’ equity	100,726	138,666

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$883,843	$922,466

Contact:

Coinmach Service Corp.
Robert M. Doyle, 516-349-8555

Source: Coinmach Service Corp.